Exhibit 99.1

Rosetta Stone Inc. Reports Second Quarter 2017 Results

Management's continued progress executing turnaround delivers 10th consecutive quarter of year-over-year operating expense reductions; Lexia exceeds $10 million in quarterly revenue for the first time; Matt Hulett hired as President of Language

ARLINGTON, VA — August 8, 2017 — Rosetta Stone Inc. (NYSE: RST), a world leader in technology-based learning solutions, today announced financial results for the second quarter ended June 30, 2017. Revenue in the second quarter 2017 totaled $45.9 million, up from $45.7 million in the year-ago period. The second quarter net loss totaled $1.1 million, or $(0.05) per diluted share. In the year-ago period, the Company had a net loss of $9.0 million, or $(0.41) per diluted share, which included (pre-tax) restructuring and impairment charges totaling $5.4 million.
Second Quarter 2017 Overview

•	Total revenue was essentially flat year-over-year at $45.9 million

•
Revenue at Lexia, the Company’s Literacy segment, grew 30% year-over-year to a record high $10.4 million. Adjusting for the impact of purchase accounting on Lexia's revenue, second quarter 2017 revenue would have been $10.9 million and growth would have been 19% year-over-year

•
Total operating expenses decreased $9.6 million or 20% year-over-year, representing the Company's tenth consecutive quarter of year-over-year expense reductions. Total operating expenses included a $2.9 million impairment charge in the second quarter 2016, and restructuring charges of $0.2 million and $2.0 million incurred in the second quarter 2017 and 2016, respectively

•	The Company had zero debt outstanding and ended the quarter with cash and cash equivalents of $26.4 million at June 30, 2017
“The second quarter was a period of continued progress, with relatively flat year-over-year revenue for the second consecutive quarter, after substantial restructuring that characterized the past two years,” said John Hass, Chairman, President and Chief Executive Officer. “Through our turnaround efforts we have focused the Company on our best products in our most attractive markets and establishing a more efficient infrastructure, which we believe has put us on the path to profitable future growth.”

“To help accelerate our progress, I am excited to announce the hiring of Matt Hulett as President of Language,” Hass said. “Matt is an innovative business and product development executive with wide-ranging and relevant SaaS-experience in both consumer and enterprise businesses. Matt will oversee all areas of our language businesses working closely with our leadership team to continue to drive Rosetta Stone forward.”

Second Quarter 2017 Review
Revenue: Total revenue increased $0.2 million year-over-year to $45.9 million in the second quarter 2017. Revenue at Lexia, the Company's Literacy segment, grew 30% year-over-year to a record high $10.4 million. Adjusting for the impact of purchase accounting, Lexia's revenue would have been $10.9 million in the second quarter 2017 compared to $9.2 million in the year-ago period, and Lexia's pro forma revenue growth rate would have been 19% year-over-year.
Enterprise & Education ("E&E") Language segment revenue decreased 1% year-over-year to $17.3 million in the second quarter 2017. The strategic decision to exit certain geographies on a direct sales basis, which was part of the E&E Language restructuring announced in March 2016, represented a year-over-year decline of $0.8 million or 35%; revenue from continuing E&E Language geographies was up $0.6 million or 4% year-over-year.
Consumer segment revenue decreased $2.0 million or 10% year-over-year to $18.3 million in the second quarter 2017, reflecting an increased mix of shorter-duration subscriptions, which the Company began testing in the fall of 2016. The number of paid subscribers increased to 375,000, up 38% year-over-year. Subscriptions with a duration of one year or less totaled 42% of the units sold mix in the second quarter 2017, up from 5% in the same quarter last year.

US$ thousands, except for percentages

	Three Months Ended June 30,
	2017	Mix %	2016	Mix %	% change
Revenue from:
Literacy	$10,370	22%	$7,950	17%	30%
E&E Language	17,260	38%	17,490	38%	(1)%
Consumer	18,275	40%	20,276	45%	(10)%
Total	$45,905	100%	$45,716	100%	—%
Net Loss: In the second quarter of 2017 the Company reported a net loss of $1.1 million or $(0.05) per diluted share, which included a pre-tax restructuring charge of $0.2 million. In the comparable period a year ago, the Company incurred a net loss of $9.0 million or $(0.41) per diluted share, which included pre-tax charges of $2.9 million for impairment (non-cash) and $2.5 million for restructuring.

Total operating expenses decreased $9.6 million or 20% year-over-year to $39.0 million in the second quarter 2017, which included $2.9 million of impairment in the second quarter 2016. Restructuring expenses of $0.2 million were incurred in the second quarter 2017 and $2.0 million of the total $2.5 million in restructuring expense was included in operating expense in the second quarter 2016. Year-over-year decreases were realized in all three major operating expense categories in the second quarter 2017, with sales and marketing expenses down $4.7 million or 16%, research and development expenses down $0.4 million or 6%, and general and administrative expenses down $1.5 million or 15%. Due to the timing of the E&E Language segment restructuring, the Company expects the magnitude of future operating expense reductions will narrow through the second half of 2017.

Balance Sheet: The Company had zero debt and a cash and cash equivalents balance of $26.4 million at June 30, 2017, which included the receipt of $11.5 million from the previously announced strategic partnership agreement in Japan. Deferred revenue decreased to $134.5 million at June 30, 2017, compared to $141.5 million at December 31, 2016. Short-term deferred revenue, which will be recognized as revenue over the next 12 months, totaled $98.6 million or approximately 73% of the total June 30, 2017 balance.

Free Cash Flow and Adjusted EBITDA: Free cash flow, a non-GAAP financial measure, was $(13.5) million in the second quarter 2017, compared to $(13.2) million in the second quarter 2016. Adjusted EBITDA, a non-GAAP financial measure, improved to $3.9 million in the second quarter, compared to $0.1 million in the year-ago period. The Company's cash flow has historically been seasonal, with a net use of cash during the first half of the year and positive cash generation during the second half of the year.
Earnings Conference Call
In conjunction with this announcement, Rosetta Stone will host a conference call today at 5:00 p.m. ET during which time there will be a discussion of the results and the Company's 2017 outlook. Investors may dial into the live conference call using 1-201-689-8470 (toll / international) or 1-877-407-9039 (toll-free). A live webcast will also be available on the Investor Relations page of the Company's website at http://investors.rosettastone.com. A replay will be made available soon after the live conference call is completed and will remain available until midnight on August 15. Investors may dial into the replay using 1-412-317-6671 and passcode 13667313.
Caution on Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by non-historical statements and often include words such as "outlook," "potential," "believes," "expects," "anticipates," "estimates," "intends," "plans," "seeks" or words of similar meaning, or future-looking or conditional verbs, such as "will," "should," "could," "may," "might, " "aims," "intends," "projects," or similar words or phrases. These statements may include, but are not limited to, statements relating to: our business strategy; guidance or projections related to revenue, Adjusted EBITDA, bookings, and other measures of future economic performance; the contributions and performance of our businesses including acquired businesses and international operations; projections for future capital expenditures; and other guidance, projections, plans, objectives, and related estimates and assumptions. A forward-looking statement is neither a prediction nor a guarantee of future events or circumstances. In addition, forward-looking statements are based on the Company’s current assumptions, expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from our present expectations or projections. Some important factors that could cause actual results, performance or achievement to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to: the risk that we are unable to execute our business strategy; declining demand for our language learning solutions; the risk that we are not able to manage and grow our business; the impact of any revisions to our pricing strategy; the risk that we might not succeed in introducing and producing new products and services; the impact of foreign exchange fluctuations; the adequacy of internally generated funds and existing sources of liquidity, such as bank financing, as well as our ability to raise additional funds; the risk that we cannot effectively adapt to and manage complex and numerous technologies; the risk that businesses acquired by us might not perform as expected; and the risk that we are not able to successfully expand internationally. We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future developments or otherwise, except as required by law. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements, risks and uncertainties that are more fully described in the Company's filings with the U.S. Securities and Exchange Commission (SEC), including those described under the section entitled “Risk Factors” in the Company’s most recent quarterly Form 10-Q filings and Annual Report on Form 10-K for the year ended December 31, 2016, and those updated from time to time in our future reports filed with the Securities and Exchange Commission.
Non-GAAP Financial Measures
To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses, and this press release contains references to, the non-GAAP financial measures of financial performance listed below.

•	Bookings represent executed sales contracts received by the Company that are either recorded immediately as revenue or as deferred revenue.

•
Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes "Other" items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

•	Free cash flow is cash flow from operating activities minus cash used in purchases of property and equipment.

•
Segment contribution is calculated as segment revenue less expenses directly incurred by or allocated to the segment. Direct segment expenses include costs and expenses that are directly incurred by or allocated to the segment and include materials costs, service costs, customer care and coaching costs, sales and marketing expenses, and bad debt expense. In addition to the previously referenced expenses, the Literacy segment includes direct research and development expenses and Combined Language includes shared research and development expenses, cost of revenue, and sales and marketing expenses applicable to the Consumer Language and Enterprise & Education Language segments.

The definitions, GAAP comparisons, and reconciliation of those measures with the most directly comparable GAAP financial measures are available in this press release or in the corresponding earnings presentation, which are posted on our website at www.rosettastone.com.
Management believes that these non-GAAP measures of financial results provide useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations, enabling a better understanding of the long-term performance of the Company’s business. Management uses these non-GAAP measures to compare the Company’s performance to that of prior periods for trend analysis, and for budgeting and planning purposes. Management believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends and in comparing the Company’s financial measures with other software and education-technology companies, many of which present similar non-GAAP financial measures to investors.
The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. The Company urges investors to review the reconciliation of its non-GAAP financial measures to the comparable GAAP financial measures, which it includes in press releases announcing earnings information, including this press release, or in corresponding earnings presentations, and not to rely on any single financial measure to evaluate the Company’s business. The Company’s non-GAAP measures may not be comparable to those used by other companies, and we encourage you to review and understand all our financial reporting before making any investment decision.

About Rosetta Stone Inc.
Rosetta Stone Inc. (NYSE: RST) is dedicated to changing people's lives through the power of language and literacy education. The company's innovative digital solutions drive positive learning outcomes for the inspired learner at home or in schools and workplaces around the world.

Founded in 1992, Rosetta Stone's language division uses cloud-based solutions to help all types of learners read, write and speak more than 30 languages. Lexia Learning, Rosetta Stone's literacy education division, was founded more than 30 years ago and is a leader in the literacy education space. Today, Lexia helps students build fundamental reading skills through its rigorously researched, independently evaluated, and widely respected instruction and assessment programs.

For more information, visit www.rosettastone.com. "Rosetta Stone" is a registered trademark or trademark of Rosetta Stone Ltd. in the United States and other countries.

Investors:
Frank Milano
ir@rosettastone.com
703-387-5876

Media Contact:
Michelle Alvarez
malvarez@rosettastone.com
703-387-5862

ROSETTA STONE INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(unaudited)

	June 30, 2017	December 31, 2016
Assets
Current assets:
Cash and cash equivalents	$26,367	$36,195
Restricted cash	41	402
Accounts receivable (net of allowance for doubtful accounts of $547 and $1,072, at June 30, 2017 and December 31, 2016, respectively)	27,980	31,788
Inventory	5,851	6,767
Deferred sales commissions	12,631	14,085
Prepaid expenses and other current assets	4,626	3,813
Total current assets	77,496	93,050
Deferred sales commissions	3,488	4,143
Property and equipment, net	26,670	24,795
Goodwill	49,197	48,251
Intangible assets, net	21,037	22,753
Other assets	1,014	1,318
Total assets	$178,902	$194,310
Liabilities and stockholders' deficit
Current liabilities:
Accounts payable	$9,476	$10,684
Accrued compensation	7,444	10,777
Income tax payable	564	785
Obligations under capital lease	422	532
Other current liabilities	16,943	22,150
Deferred revenue	98,582	113,821
Total current liabilities	133,431	158,749
Deferred revenue	35,965	27,636
Deferred income taxes	6,801	6,173
Obligations under capital lease	1,975	2,027
Other long-term liabilities	789	1,384
Total liabilities	178,961	195,969
Commitments and contingencies
Stockholders' deficit:
Preferred stock, $0.001 par value; 10,000 and 10,000 shares authorized, zero and zero shares issued and outstanding at June 30, 2017 and December 31, 2016, respectively	—	—
Non-designated common stock, $0.00005 par value, 190,000 and 190,000 shares authorized, 23,790 and 23,451 shares issued and 22,790 and 22,451 shares outstanding at June 30, 2017 and December 31, 2016, respectively	2	2
Additional paid-in capital	192,774	190,827
Accumulated loss	(178,025)	(177,344)
Accumulated other comprehensive loss	(3,375)	(3,709)
Treasury stock, at cost, 1,000 and 1,000 shares at June 30, 2017 and December 31, 2016, respectively	(11,435)	(11,435)
Total stockholders' deficit	(59)	(1,659)
Total liabilities and stockholders' deficit	$178,902	$194,310

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Revenue:
Subscription and service	$41,985	$37,757	$83,435	$75,728
Product	3,920	7,959	10,163	17,990
Total revenue	45,905	45,716	93,598	93,718
Cost of revenue:
Cost of subscription and service revenue	6,058	5,575	12,592	10,978
Cost of product revenue	1,533	2,389	3,140	5,034
Total cost of revenue	7,591	7,964	15,732	16,012
Gross profit	38,314	37,752	77,866	77,706
Operating expenses:
Sales and marketing	24,037	28,740	48,205	59,533
Research and development	6,348	6,748	12,762	13,319
General and administrative	8,594	10,118	16,619	20,895
Impairment	—	2,902	—	2,902
Lease abandonment and termination	—	30	—	30
Total operating expenses	38,979	48,538	77,586	96,679
Income (loss) from operations	(665)	(10,786)	280	(18,973)
Other income and (expense):
Interest income	17	10	30	23
Interest expense	(130)	(121)	(245)	(233)
Other income and (expense)	425	927	736	2,155
Total other income and (expense)	312	816	521	1,945
Income (loss) before income taxes	(353)	(9,970)	801	(17,028)
Income tax expense (benefit)	782	(992)	1,482	(543)
Net loss	$(1,135)	$(8,978)	$(681)	$(16,485)
Loss per share:
Basic	$(0.05)	$(0.41)	$(0.03)	$(0.75)
Diluted	$(0.05)	$(0.41)	$(0.03)	$(0.75)
Common shares and equivalents outstanding:
Basic weighted average shares	22,248	21,948	22,187	21,908
Diluted weighted average shares	22,248	21,948	22,187	21,908

ROSETTA STONE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(1,135)	$(8,978)	$(681)	$(16,485)
Adjustments to reconcile net loss to cash used in operating activities:
Stock-based compensation expense	1,359	1,397	1,506	1,818
Gain on foreign currency transactions	(175)	(818)	(452)	(2,343)
Bad debt (recovery) expense	64	89	(300)	280
Depreciation and amortization	2,987	3,178	6,062	6,586
Deferred income tax expense	330	336	630	508
Loss on disposal of equipment	1	36	—	36
Amortization of deferred financing fees	85	70	156	132
Loss on impairment	—	2,902	—	2,902
Loss from equity method investments	105	13	100	40
Gain on sale of subsidiary	(506)	—	(506)	—
Net change in:
Restricted cash	359	(401)	372	(360)
Accounts receivable	(6,993)	(5,466)	4,195	12,089
Inventory	571	(738)	932	(622)
Deferred sales commissions	539	198	2,127	1,981
Prepaid expenses and other current assets	136	(372)	(671)	(1,703)
Income tax receivable or payable	292	(1,527)	(245)	(1,190)
Other assets	190	238	192	326
Accounts payable	426	(2,199)	(1,254)	(1,630)
Accrued compensation	(5,128)	(649)	(3,397)	1,661
Other current liabilities	(2,663)	2,268	(5,652)	(5,921)
Other long-term liabilities	(9,247)	(64)	(485)	(163)
Deferred revenue	8,006	608	(7,257)	(10,367)
Net cash used in operating activities	(10,397)	(9,879)	(4,628)	(12,425)
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(3,080)	(3,348)	(5,393)	(5,934)
Proceeds from sale of fixed assets	—	38	2	38
Proceeds from the sale of subsidiary	110	—	110	—
Net cash used in investing activities	(2,970)	(3,310)	(5,281)	(5,896)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the exercise of stock options	367	8	441	37
Payment of deferred financing costs	(143)	—	(143)	(100)
Payments under capital lease obligations	(102)	(94)	(344)	(338)
Net cash (used in) provided by financing activities	122	(86)	(46)	(401)
Decrease in cash and cash equivalents	(13,245)	(13,275)	(9,955)	(18,722)
Effect of exchange rate changes in cash and cash equivalents	(101)	(15)	127	645
Net decrease in cash and cash equivalents	(13,346)	(13,290)	(9,828)	(18,077)
Cash and cash equivalents—beginning of period	39,713	42,995	36,195	47,782
Cash and cash equivalents—end of period	$26,367	$29,705	$26,367	$29,705

ROSETTA STONE INC.
Reconciliation of GAAP Net Loss to Adjusted EBITDA
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
GAAP net loss	$(1,135)	$(8,978)	$(681)	$(16,485)
Total other non-operating income, net	(312)	(816)	(521)	(1,945)
Income tax expense (benefit)	782	(992)	1,482	(543)
Impairment	—	2,902	—	2,902
Depreciation and amortization	2,987	3,178	6,062	6,586
Stock-based compensation	1,359	1,397	1,506	1,818
Restructuring expenses	205	2,512	985	5,021
Lease abandonment and termination	—	30	—	30
Strategy consulting expense	—	519	169	921
Other EBITDA adjustments	16	304	55	187
Adjusted EBITDA*	$3,902	$56	$9,057	$(1,508)

* Adjusted EBITDA is GAAP net income/loss plus interest income and expense, other income/expense, income tax benefit/expense, impairment, lease abandonment and termination, depreciation, amortization, stock-based compensation, restructuring, and strategy and cost-reduction related consulting expenses. In addition, Adjusted EBITDA excludes “Other” items related to non-restructuring wind down and severance costs, and transaction and other costs associated with mergers and acquisitions, as well as all adjustments related to recording the non-cash tax valuation allowance for deferred tax assets. Adjusted EBITDA for prior periods has been revised to conform to current definition.

ROSETTA STONE INC.
Reconciliation of Cash Used in Operating Activities to Free Cash Flow
(in thousands)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Net cash used in operating activities	$(10,397)	$(9,879)	$(4,628)	$(12,425)
Purchases of property and equipment	(3,080)	(3,348)	(5,393)	(5,934)
Free cash flow*	$(13,477)	$(13,227)	$(10,021)	$(18,359)

* Free cash flow is cash flow from operations minus cash used in purchases of property and equipment.

Rosetta Stone Inc.
Supplemental Information
(unaudited)

	Quarter-Ended				Year Ended	Quarter-Ended
	Mar 31 2016	Jun 30 2016	Sep 30 2016	Dec 31 2016	Dec 31 2016	Mar 31 2017	Jun 30 2017
Revenue by Segment (in thousands, except percentages)

Literacy	7,577	7,950	8,786	9,810	34,123	10,170	10,370
Enterprise & Education Language	18,331	17,490	18,336	17,926	72,083	16,500	17,260
Consumer	22,094	20,276	21,571	23,942	87,883	21,023	18,275
Total	48,002	45,716	48,693	51,678	194,089	47,693	45,905

YoY Growth (%)
Literacy	82%	68%	52%	35%	56%	34%	30%
Enterprise & Education Language	(4)%	(6)%	(6)%	(6)%	(5)%	(10)%	(1)%
Consumer	(37)%	(28)%	(12)%	(25)%	(27)%	(5)%	(10)%
Total	(18)%	(11)%	(2)%	(11)%	(11)%	(1)%	—%

% of Total Revenue
Literacy	16%	17%	18%	19%	18%	21%	22%
Enterprise & Education Language	38%	38%	38%	35%	37%	35%	38%
Consumer	46%	45%	44%	46%	45%	44%	40%
Total	100%	100%	100%	100%	100%	100%	100%

Revenues by Geography

United States	39,795	37,626	41,042	44,352	162,815	41,241	39,384
International	8,207	8,090	7,651	7,326	31,274	6,452	6,521
Total	48,002	45,716	48,693	51,678	194,089	47,693	45,905

Revenues by Geography (as a %)
United States	83%	82%	84%	86%	84%	86%	86%
International	17%	18%	16%	14%	16%	14%	14%
Total	100%	100%	100%	100%	100%	100%	100%

Prior period data has been modified where applicable to conform to current presentation for comparative purposes. Immaterial rounding differences may be present in this data in order to conform to Financial Statement totals.